Exhibit 99

For Release:  Oct. 16, 2007

Contact:  Gerald Coggin, V.P. Corporate Relations

Phone:  (615) 890-2020

NHR to pay 14 cent special dividend

MURFREESBORO, Tenn.—National Health Realty, Inc. (AMEX:  NHR), a real estate investment trust, announced today that it will pay a special dividend of 14 cents per common share to shareholders of record on October 23rd and payable on October 29th.

Additional information including NHR’s most recent press release may be obtained on NHR’s website at www.nationalhealthrealty.com.  The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward-looking statements.  NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHR’s best judgment as of the date of this release.